EXHIBIT 4.9

                               AMENDMENT NO. 1 TO
                          CONSULTING SERVICES AGREEMENT

         THIS FIRST AMENDMENT TO CONSULTING SERVICES AGREEMENT, dated March 2, 2005 (the "First Amendment"), between Bruce Arthur Hall ("Consultant"), and Nannaco, Inc., a Texas corporation ("Client").

                                    RECITALS

         A. The Consultant and the Client entered into a Consulting Services Agreement dated September 1, 2004 a copy of which is attached hereto as Exhibit A (the "Agreement"), pursuant to which the Consultant agreed to provide certain consulting services to the Client.

         B. Client and Consultant wish to amend Section 2 of the Agreement to provide additional stock to Consultant in order to adjust for a subsequent reverse stock-split and overall decrease price per share following entry into the September 1, 2004 Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements, representations, warranties and covenants contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

A. Section 2 of the Agreement shall be deleted in its entirety and shall read as follows:

"2.      Consideration.

         Client agrees to pay Consultant, in full satisfaction of all prior services rendered to Client, billed or unbilled, and for services going forward as set forth in Schedule A, attached hereto, the amount of 2,000,000 shares of common stock in the Client. By amendment dated March 2, 2005 Client agrees to pay Consultant an additional Three Million (3,000,000) shares of common stock of the Client. All shares and certificates representing such shares shall be subject to applicable SEC, federal, state (Blue sky) and local laws and additional restrictions set forth herein."


                 [Signature blocks appear on the following page]

EXECUTED on the date first set forth above.

                                            CLIENT:

                                            Nannaco, Inc.




                                            By:
                                                ---------------------------
                                            Name: Steve Careaga
                                            Its:  CEO




                                            CONSULTANT:





                                            By:
                                                ---------------------------
                                            Name: Bruce Arthur Hall

                                    Exhibit A

                          Consulting Services Agreement





                                       3